Exhibit 8.2

July 10, 2013

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5T 2J5

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to Royal Bank of Canada (“RBC”) in connection with the issuance by RBC of its Senior Debt Securities and Subordinated Debt Securities.  We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” on the Registration Statement filed on Form F-3 (the “Registration Statement”) for the Senior Debt Securities and Subordinated Debt Securities dated July 10, 2013, are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

“Norton Rose Fulbright Canada LLP”